Contact:	Christi Woodworth
Vice President of Public Relations
(405) 225-5600

SONIC APPOINTS CHIEF BRAND OFFICER
Board of Directors approves increase to dividend program

OKLAHOMA CITY (August 9, 2017) -- Sonic Corp. (NASDAQ:SONC), the nation's largest chain of drive-in restaurants today announced the appointment of Jose A. Dueñas as executive vice president and chief brand officer.
Dueñas will be responsible for the end-to-end customer experience including marketing and culinary innovation, digital strategy, consumer insights, guest relations, concept development and overall evolution of the SONIC brand for the long term. He joins the brand with more than two decades of marketing and brand senior leadership in the restaurant and consumer packaged goods industries, most recently leading same-store sales growth and profitability for Olive Garden where he served as executive vice president and chief marketing officer.
“I am delighted to welcome Jose to Sonic this month,” said Clifford Hudson, Sonic CEO. “His experience and impressive track record complements our recent appointment of Lori Abou Habib as chief marketing officer. Jose brings broad expertise and talent to Sonic; we are confident his leadership and expertise will support continued growth of our brand.”
In his five years with Olive Garden, Dueñas served as marketing lead with responsibility for brand strategy, food innovation, guest experience design, advertising and communications, digital and social media, market research and guest relations. Under his leadership the brand achieved 11 consecutive quarters of same-store sales growth, outperforming the industry. Dueñas joined Olive Garden after 15 years of progressively responsible positions at the Kellogg Company in the United States and Mexico.
The Company also announced that its Board of Directors has approved the continuation of the Company's quarterly cash dividend program. Beginning in the first fiscal quarter of 2018, the Company expects to declare a quarterly dividend of $0.16 per share of common stock, which represents an increase of 14% from the current quarterly dividend of $0.14 per share. As previously announced, a dividend of $0.14 per share is to be paid to shareholders of record as of the close of business on August 9, 2017, with a payment date of August 18, 2017. In addition to the dividend, the Board of Directors has approved an incremental $160 million share repurchase authorization. The new authorization allows for the repurchase of up to $160 million of common stock through the end of fiscal 2018.
Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the company's board of directors. Share repurchases may be made from time-to-time in the open market or otherwise, including through an accelerated share repurchase program, under the terms of a Rule 10b5-1 plan, in privately negotiated transactions or in round lot or block transactions.

About Sonic
SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving approximately 3 million customers every day. Nearly 94 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For 64 years, SONIC has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated $8.5 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in today's youth. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn more about SONIC's Limeades for Learning initiative, please visit LimeadesforLearning.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.
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